QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

SUBSIDIARIES OF TREE.COM, INC.

Name	Jurisdiction of Formation
LendingTree Holdings Corp.	DE
LendingTree, LLC	DE
Home Loan Center, Inc.	CA
HLC Escrow and Settlement Services, Inc.	CA
LendingTree Settlement Services, LLC	DE
LendingTree Alabama Title Services, LLC	AL
LT Real Estate, Inc.	DE
RealEstate.com Oregon, LLC	OR
Robin Acquisition Corp.	DE
iNest Realty, Inc.	IL
iNest Realty Minnesota, Inc.	MN

QuickLinks

  Exhibit 21.1
SUBSIDIARIES OF TREE.COM, INC.